Exhibit 10.1

MANAGEMENT SERVICES AGREEMENT

THIS AGREEMENT dated for reference the 16th day of August, 2022.

BETWEEN:

Enertopia Corp, a company duly incorporated under the laws of the State of Nevada and having its office at #18 1873 Spall Rd, Kelowna, British Columbia V1Y 4R2

(hereinafter referred to as the "Company")

OF THE FIRST PART

AND:

M&E Services Ltd owner Allan Spissinger, Langley, British Columbia, V2Y1Y6

(hereinafter referred to as "Consultant")

WHEREAS:

A. The Company wishes to employ Consultant as its Chief Financial Officer and to provide management Services to it on the terms and conditions hereinafter set forth.

B. The Consultant has agreed to provide the Services to the Company on the terms and conditions set out in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the premises and of the covenants and agreements hereinafter contained the parties hereto have agreed as follows:

1. ENGAGEMENT OF SERVICES

1.1. The Company hereby engages the Consultant to provide management Services as an independent contractor to the Company under the direction of the Chief Executive Officer; and

1.2. The Consultant hereby agrees to perform the following duties required of his in accordance with the terms of this agreement namely:

all duties expected of a chief financial officer in the resource, technology and of an alternative energy company, including strategic corporate and financial planning; management of the overall business operations; negotiation and management of agreements; and any other duties that should be reasonably expected by the Board of Directors (the "Services").

2. TERM

2.1. The initial term of this Agreement shall be for a period of one (1) year, commencing as of the 1st day of August 2022 and continuing month to month thereafter with all terms in effect unless and until terminated as hereinafter provided.

3. SERVICES

3.1. The Consultant agrees to perform the Services contracted hereunder including the following:

(a) to carry out all functions associated with the Services to the best of his skill and ability for the benefit of the Company;

(b) to carry out the Services in a timely manner;

(c) to act, at all times during the term of this Agreement, in the best interests of the Company; and

(d) to use his best endeavors to preserve the goodwill and reputation of the Company and the relationship between the Company and its shareholders.

(e) The Company is aware that the Consultant is independent and may have and may continue to have financial or business interests in other companies.  The Company agrees that Consultant may continue to devote time to such outside interests, provided that such interests do not conflict with Consultant's ability to perform his duties under this Agreement.

(f) The services to be performed by Consultant pursuant hereto are personal in character, to be performed by Mr. Allan Spissinger, and neither this Agreement nor any rights or benefits arising thereunder are assignable by Consultant without the previous written consent of the Company.

(g) During the term of this Agreement, the Company agrees to obtain and maintain Director and Officer Liability Insurance, to the extent that and during any period time in which the Consultant is appointed as an executive officer of the Company. Upon request, the Company will provide proof of such insurance to the Consultant.

4. REMUNERATION

4.1. The Company shall pay to the Consultant for all Services rendered hereunder:

(a) the base fee sum of Five Thousand US Dollars ($5,000.00) per quarter, plus GST, payable on the 1st day of each quarter with a quarterly review of hours worked for any upward adjustment to the above base fee;

(b) The issuance of 1,000,000 stock options within 14 days of signing the MGMT contract.

(c) The Consultant's out of pocket expenses incurred on behalf of the Company. In respect of expenses, Consultant shall provide statements and vouchers to the Company as and when required by it.

(d) The Consultant will be entitled to receive a performance related bonus on the same terms and conditions as for persons participating in any bonus plan that may be established and approved by the Company's board of Directors. Any bonus payable to the Consultant will be at the sole discretion of the Company's Board of Directors, acting reasonably.

5. TERMINATION

5.1. This Agreement may be terminated by either party at any time by three (3) months notice in advance, in writing given by the Consultant to the Company, or by the Company to Consultant.

5.2. The Company may terminate this Agreement at any time, without further obligation to the Consultant if:

(a) The Consultant breaches any of the terms and conditions of this Agreement;

(b) The Company provides a lump sum termination break fee payment to the Consultant in the amount equal to 4 times the Fee plus GST in reference to 4.1. (a)

5.3. If this Agreement is terminated by either party or any successor company or person, within 90 days of a Change of Control, excluding termination under section 5.2(a) herein, M&E Services Ltd. owner Allan Spissinger shall receive the payment under section 5.2.(b), plus an additional payment in the amount equal to 4 times the Fee per clause 4.1. (a). A "Change of Control" means any of the following events:

(a) If any individual, partnership, company, society, or other legal entity (a "Person"), alone or together with any other Persons with whom it is acting jointly or in concert, becomes the beneficial owner of, or acquires the power to exercise control or direction over, directly or indirectly, such securities (or securities convertible into, or exchangeable for, securities) entitled to fifty percent (50%) or more of the votes exercisable by holders of the then-outstanding securities generally entitled to vote for the election of directors ("Voting Stock") of the company or if any Persons that previously were not acting jointly or in concert commence acting jointly or in concert and together beneficially own, or have the power to exercise control or direction over, securities entitled to more than fifty percent (50%) or more of the votes exercisable by holders of voting stock, nor have rights of conversion which, if exercised, would permit such Persons to own or control such a percentage of votes;

(b) The Company is merged, amalgamated or consolidated into or with another Person and, as a result of such business combination, securities entitled to more than fifty percent (50%) of the votes, exercisable by holders of the Voting Stock of the Company or of such Person into which the Voting Stock of the Company is converted in or immediately after such transaction are held by a Person alone or together with any other persons with whom it is acting jointly or in concert and such Person, together with those with whom it is acting jointly or in concert, held securities representing less than fifty percent ;(50%) of the votes exercisable by the holders of the Voting Stock of the Company immediately prior to such transaction;

(c) The capital of the Company is reorganized and, as a result of such reorganization, securities entitled to more than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the Company upon or immediately after such reorganization are held by a Person alone or together with any other Persons with whom it is acting jointly or in concert and such Person, together with those with whom it is acting jointly or in concert, held securities representing less than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the Company immediately prior to such reorganization.

(d) The Company sells or otherwise transfers all or substantially all of its assets to another Person and immediately following such sale or transfer securities entitled to more than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the acquiring Person are held by a Person that alone or together with any other Person or Persons with whom it is acting jointly or in concert, and such person, together with those with whom it is acting jointly or in concert, held securities representing less than fifty percent (50%) of the votes exercisable by holders of the Voting Stock of the Company immediately prior to such transaction; or

(e) During any period of two consecutive years, individuals ("Incumbent Directors") who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof. For the purposes of this clause (5.3.(e)):

i. Each director who, during any such period, is elected or appointed as a director of the Company with the approval of at least a majority of the Incumbent Directors will be deemed to be an Incumbent Director;

ii. An "Incumbent Director" does not include a director, elected or appointed pursuant to an agreement (in respect of such election or appointment) with another Person that deals with the Company at arm's length, or as part of or related to an amalgamation, a merger or a consolidation of the Company into or with another person, a reorganization of the capital of the Company or the acquisition of the Company as a result of which securities entitled to less than fifty (50%) percent of the votes exercisable by holders of the then-outstanding securities entitled to Voting Stock of the Company is converted on or immediately after such transaction are held in the aggregate by Persons who were holders of Voting Stock of the Company immediately prior to such transaction; and

iii. References to the Company shall include successors to the Company as a result of any amalgamation, merger, consolidation or reorganization of the Company into or with another body corporate or other legal Person.

6. NOTICE

6.1. Any notice to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered to, or sent by prepaid registered post addressed to, the respective addresses of the parties appearing on the first page of this Agreement (or to such other address as one party provides to the other in a notice given according to this paragraph). Where a notice is given by registered post it shall be conclusively deemed to be given and received on the fifth day after its deposit in a Canada post office any place in Canada.

7. MISCELLANEOUS

7.1. This Agreement may not be assigned by either party without the prior written consent of the other.

7.2. The titles of headings to the respective paragraphs of this agreement shall be regarded as having been used for reference and convenience only.

7.3. This Agreement shall ensure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

7.4. This Agreement shall be governed by and interpreted in accordance with the laws of British Columbia, Canada.

7.5. Time shall be of the essence of this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement the day and year first above written.

ENERTOPIA CORP.

Per: /s/ Robert McAllister
 Authorized Signatory

Signed in the presence of

Name	/s/ Alan Spissinger
ALLAN SPISSINGER
Address

Signature